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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------

The Board of Directors
Nuevo Energy Company:


We consent to the incorporation by reference in the registration statement (No. 33-43329) on Form S-8, registration statement (No. 33-70108) on Form S-8, registration statement (No. 333-21063) on Form S-8, registration statement (No. 333-51211) on Form S-8, registration statement (No. 333-51217) on Form S-8, registration statement (No. 333-51231) on Form S-8, registration statement (No. 333-70780) on Form S-8, registration statement (No. 333-70774) on Form S-8, registration statement (No. 333-87899) on Form S-8, registration statement (No. 333-46580) on Form S-3, registration statement (No. 333-16231) on Form S-3, registration statement (No. 333-85470) on Form S-8, registration statement (No. 333-100924) on Form S-8 of Nuevo Energy Company of our report dated November 11, 2002, with respect to the consolidated balance sheet of Nuevo Energy Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows, stockholders' equity, and comprehensive income and changes in accumulated other comprehensive income for each of the years in the three-year period ended December 31, 2001, which report appears in the Form 8-K of Nuevo Energy Company dated November 15, 2002.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2000, the Company changed its method of accounting for its processed fuel oil and natural gas liquids inventories. Also discussed in Note 2, effective January 1, 2001, the Company changed its method of accounting for derivative instruments.



                                         KPMG LLP


Houston, Texas
November 15, 2002